Exhibit 99.1
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Victoria McDonald
Senior Manager, Corporate Communications
408-542-4261
investor.relations@Finisar.com
Finisar Announces Agreement to Sell Network Tools Business
SUNNYVALE, Calif.—(Market Wire)—July 9, 2009—Finisar Corporation (NASDAQ: FNSR), a global technology leader for fiber optic subsystems, today announced that it has entered into a definitive agreement to sell its Network Tools business (excluding accounts receivable and payables related to the business) to JDSU (NASDAQ: JDSU) for $40.6 million in cash. The sale is expected to be completed on or about July 15, 2009 after which Finisar will provide support services to JDSU during a transition period.
Finisar’s Network Tools Division has developed a leading position in the market for data protocol analysis equipment. These analyzers allow engineers, service technicians and network managers to generate and capture data at high speeds, filter the data, identify various types of intermittent errors and verify protocol compliance for SANs and LANs, including emerging technologies such as VOIP, 10GigE, iSCSI, SAS/SATA and FCoE. Because of the Company’s early work in developing the Fibre Channel standard for storage networks in 1994, it has cultivated a leading share of the test equipment market for SAN applications.
“The recent Optium merger helped underscore the fact that we are primarily an optics company and that, for the Network Tools business to continue to grow and be successful, it needs to have a larger presence and a broader product line,” said Jerry Rawls, Finisar’s executive Chairman of the Board. “I confess I have mixed emotions about the sale as we started this business in the early ‘90s and have had a long track record of successes. We have helped our SAN customers create more reliable storage networks with robust interoperability. But, the sale of this business will enable us to focus all of our attention and resources on what we do best: design next generation products for optical communications.”
“I want to wish the employees of Network Tools much success in the future,” added Rawls. “I appreciate all their hard work in creating exciting products, building a profitable business and delivering value and service to our customers.”
The Network Tools business contributed revenues of approximately $44.2 million in Finisar’s fiscal year ended April 30, 2009 and contributed in excess of $7 million in EBITDA.
Finisar noted that its previous revenue guidance of $120 to $130 million for the first quarter ending August 2, 2009 remains unchanged despite the sale of the Network Tools business, but also noted that its gross margin guidance would likely decrease slightly due to a shift in product mix, with lower revenues (due to a prorated quarter) from higher-margin Network Tools products offsetting a similar increase in optics revenues. The Company also noted that it would record a one-time nonrecurring gain in the first quarter associated with the sale.

Finisar Announces Agreement to Sell Network Tools Page 2
SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the uncertainty of customer demand for Finisar’s products; the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Additional risks include the potential impact of pending civil litigation arising from the investigation of Finisar’s historical option granting practices. Further information regarding these and other risks relating to Finisar’s business is set forth in Finisar’s annual report on Form 10-K (filed July 9, 2009).
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
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